Exhibit 10.36

SPS HOLDING CORP.

SUMMARY OF TERMS

Initial Sellers:	The PMI Group, Inc., FSA Portfolio Management, Inc. and all other Company shareholders.

Company:	SPS Holding Corp., a Delaware corporation (“SPS”).

Investor:	Credit Suisse First Boston (USA), Inc. or an affiliate.

Seller of MSR:	Investor’s affiliates licensed to purchase and sell subprime residential mortgage loans related to the MSR (collectively, the “MSR Seller”).

MSR Delivery During Initial Period:

MSR Seller shall deliver to Select Portfolio Servicing, Inc. (“Servicer”) commencing November 30, 2004 and continuing each month thereafter until June 30, 2005 (the “Initial Period”) subprime mortgage servicing rights with related subprime mortgage loans in an aggregate unpaid principal balance of at least $3,100,000,000 (the “Initial MSR”) during such Initial Period upon reasonable market terms based upon an agreed to pricing matrix (the “Pricing Matrix”). If MSR Seller delivers the Initial MSR on or before the expiration of the Initial Period but MSR Seller does not deliver the Initial MSR at a rate that provides $1,250,000,000 in average unpaid principal balance during the Initial Period, then MSR Seller agrees to pay to the Servicer, on or before July 15, 2005, an amount equal to the difference between income (i) derived from the actual average unpaid principal balance delivered during the Initial Period and (ii) that would have been derived based on the $1,250,000,000 average unpaid principal balance. The methodology for determining the related income shall be based on a model that the Servicer shall deliver to Investor within ten business days after the execution of this Summary of Terms which model shall be reasonably acceptable to Investor.

The parties hereto acknowledge and agree that the mortgage servicing rights and subservicing rights related to the mortgage loans with an aggregate unpaid principal balance of $464,979,769.59 acquired by the MSR Seller from KeyBank National Association on or before the date hereof, will be sold or transferred, as the case may be, to the Servicer on or after the date hereof and that such amount shall be applied to reduce the MSR Seller’s obligation to deliver the Initial MSR during the Initial Period to the Servicer hereunder.

Nothing in this Summary of Terms or in the documentation to be executed in connection herewith shall be deemed to limit the Servicer’s ability to acquire mortgage servicing rights from any third party not affiliated with the Investor. Any such mortgage servicing rights which are acquired for a price which is deemed acceptable by the Investor at the time of such acquisition are referred to herein as “Third Party MSRs”.

Option to Acquire Common Stock:	Investor shall have the option (the “Option”) exercisable on or before July 31, 2005 (the “Exercise Date”) to acquire from the Initial Sellers 100% of outstanding capital stock of the Company.

Purchase Price Upon Exercise:

The purchase price upon the Exercise Date shall be the sum of the Cash Payment and the Contingent Payment, calculated as follows:

Cash Payment: The Cash Payment equals (x) the consolidated book value of the Company on the month end preceding the Exercise Date (as reported in the financial statements issued by the Company and audited by Ernst & Young as of December 31, 2004 and, if applicable, as reviewed on March 31, 2005 and June 30, 2005 by Ernst & Young), minus (y) the consolidated book value, as of the month end preceding the Exercise Date, of all of the mortgage servicing rights owned by the Servicer other than the MSRs delivered by the MSR Seller after November 30, 2004 and Third Party MSRs, plus (z) $10,000,000.

Contingent Payment Following the Exercise Date: Investor shall pay Initial Sellers possible monthly payments on the 15th day of each month (provided that if the 15th day is not a business day, the payment shall be on the next succeeding business day) commencing two months following the month of exercise of the Option, and based upon each prior month’s information, which payments shall be calculated as set forth below, and a final payment due on December 31, 2007, in amount equal to the fair market value of the expected remaining cash flows on (x) all of the mortgage servicing rights owned by the Servicer less (y) the MSRs delivered by the MSR Seller after November 30, 2004 and the Third Party MSRs as of such date, as determined by an independent third party acceptable to both Investor and Initial Sellers. The amount of each monthly contingent payment will be equal to the positive monthly net cash flows on all of the mortgage servicing rights owned by the Servicer and all of the subprime mortgage loans subserviced by the Servicer, excluding the servicing rights delivered by the MSR Seller after November 30, 2004 and the Third Party MSRs, (such servicing rights and subservicing rights, excluding the servicing rights delivered by the MSR Seller after November 30, 2004 and the Third Party MSRs, the “Designated Servicing”) on the month end preceding such payment. The positive net cash flow will be calculated as all servicing fees earned, subservicing fees earned, ancillary income, and all income earned from professional services performed by Company or its affiliates, in each case to the extent derived from or related to Designated Servicing during the related month, less the sum of (i) a mutually agreed upon unit cost plus (ii) certain litigation or non-recoverable costs arising directly from any mortgage related to the Designated Servicing (less any previously established related reserves).

Within 30 days of signing this Summary of Terms, Company shall deliver to Investor a model reasonably acceptable to the Investor for determining the unit cost and all charges related to the Designated Servicing which shall be used in calculating the amount of the related net positive cash flows on the Designated Servicing.

To the extent MSR Seller delivers to Servicer MSRs in excess of the Initial MSR prior to its obligation, if any, to deliver the Required Delivery Amount during the Additional Period, the purchase price of such additional MSRs shall be the unpaid principal balance of the related mortgage loans times the percentage set forth in the Pricing Matrix plus the applicable Margin; notwithstanding the foregoing, the Servicer shall have the right to decline to accept MSRs in excess of the Initial MSR during the Initial Period.

Additional Delivery of MSR:

If Investor elects not to exercise the Option and Company so instructs the MSR Seller, MSR Seller shall deliver an additional tranche of subprime MSRs in an aggregate unpaid principal balance of $3,000,000,000 (the “Required Delivery Amount”) over the six month period commencing July 1, 2005 and continuing until December 31, 2005 (the “Additional Period”); provided that, if the MSR Seller’s current subprime production securitized on the HEAT shelf shall decline, the required delivery period may be extended. In the event that (i) the MSR Seller’s monthly production of subprime MSRs shall be less than $1,000,000,000 during any month of the Additional Period, the MSR Seller shall only be required to deliver MSRs in an amount equal to 50% of such monthly production, and (ii) the MSR Seller’s production of subprime MSRs from July 1, 2005 to December 31, 2005 shall be less than $6,000,000,000, the Additional Period shall be extended until such time as the MSR Seller has delivered an aggregate amount of $3,000,000,000. The purchase price for subprime MSRs during the Additional Period shall be the unpaid principal balance of the related mortgage loans times the percentage set forth in the Pricing Matrix plus the applicable Margin (as described below).

MSR Seller shall cause its Alt-A subservicing to be delivered to the Servicer in accordance with current practices during the Initial Period. Consistent with current practices, the MSR Seller shall not be required to maintain any minimum Alt-A subservicing with the Servicer.

Margin:

The Margin to be applied to the preceding section shall initially be 18.0 basis points. From and after July 1, 2005 the applicable Margin shall, as shown in the following chart, be reduced for each one level upgrade of Select Portfolio Servicing, Inc.’s subprime servicer rating by any of Moody’s, Standard & Poor’s or Fitch Ratings (provided, however, that no reductions will be made for subprime servicer ratings from Fitch Ratings that are more than two levels above the higher of Moody’s or Standard & Poor’s ratings for the same period).

The following chart illustrates the effect of the Servicer achievement of rating upgrades on the Margin:

Amount of Margin Reduction
S & P
Positive Outlook	0.0324%
Above Average	0.0324%

Total Possible:	0.0648%

Moody’s
SQ2	0.0576%

Total Possible:	0.0576%

Fitch
RPS 3	0.0144%
RPS 3+	0.0144%
RPS 2-	0.0144%
RPS 2	0.0144%

Total Possible:	0.0576%

Total Possible Margin Reduction:	0.180%

Rating Downgrade:	In the event that the subprime servicer ratings of the Servicer are downgraded to “below average” (or an equivalent rating) by any of the three major rating agencies, the MSR Seller or an affiliate may elect to repurchase any MSRs sold to the Company by the MSR Seller during the Initial Period or the Additional Period. The purchase price for any such repurchase shall equal a percentage to be mutually agreed upon by the parties, of the purchase price (expressed as a percentage) paid by the Company, multiplied by the remaining unpaid principal balance of the related mortgage loans at the time of such repurchase.

Covenant of the Company:	As a condition precedent to the exercise of the Option, the Servicer shall (subject to obtaining any required consents from the Servicer’s senior secured creditors) pay in full: (i) the Subordinated Promissory Note, dated as of September 30, 2004, issued to The PMI Group, Inc., and (ii) the Subordinated Promissory Note, dated as of September 30, 2004, issued to Dexia Holdings, Inc.

Conditions Precedent:

This Summary of Terms and consummation of the transactions contemplated hereby are subject to the following conditions precedent:

•      Internal approvals of Company, Servicer, Investor, MSR Seller, and Initial Sellers have been obtained;

•      Completion of due diligence satisfactory to all the parties;

•      Execution of definitive agreements containing terms and conditions customary for transactions of this type, such agreements to be in form and substance acceptable to Initial Sellers, Investor, MSR Seller, Servicer and Company; and

•      Any necessary governmental or third party notifications, including without limitation, Hart-Scott Rodino filings, consents or approvals have been obtained.

Confidentiality:	Subject to any disclosure required by law or regulation or required disclosure to governmental agencies, rating agencies, and except as otherwise contemplated by this Summary of Terms, the MSR Seller, the Investor, Initial Sellers, the Servicer and the Company agree to use their commercially reasonable efforts to maintain the confidentiality of this Summary of Terms and any information and data provided by one party to the other in connection with the transactions contemplated by this Summary of Terms. The parties hereto further agree they will not (i) use any portion of the information and data provided to such party by the other party for any purpose other than evaluation and consummation of the transactions contemplated by this Summary of Terms or (ii) except as contemplated by this Summary of Terms, disclose any portion of the information and data provided to such party by the other party to any persons or entities other than the officers, employees and consultants of such party who reasonably need to have access to the information and data provided to such party for purposes of the evaluation and consummation of the transactions contemplated by this Summary of Terms or (iii) issue any press release relating to the transactions contemplated by this Summary of Terms, without the consent of the other parties hereto.

The parties have signed this Summary of Terms as a reflection of their understanding of the principal terms of an investment and sale of MSRs. This Summary of Terms represents the binding agreement of the parties to conclude the transactions described herein, subject to the satisfaction of the Conditions Precedent set forth above.

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SPS HOLDING CORP.		CREDIT SUISSE FIRST BOSTON LLC

	/s/ Matt Hollingsworth		/s/ James P. Healy
Name:	Matt Hollingsworth	Name:	James P. Healy
Title:	C.E.O.	Title:	Managing Director
Date:	1/19/05	Date:	1/19/05

SELECT PORTFOLIO SERVICING, INC.

/s/ Matt Hollingsworth
Name:	Matt Hollingsworth
Title:	C.E.O.
Date:	1/19/05

THE PMI GROUP, INC		DLJ MORTGAGE CAPITAL, INC.

	/s/ Bradley M. Shuster		/s/ Bruce S. Kaiserman
Name:	Bradley M. Shuster	Name:	Bruce S. Kaiserman
Title:	Pres., International and Strategic Investments	Title:	Vice President
Date:.		Date:	1/19/05

THE PMI GROUP, INC

/s/ Donald P. Lofe, Jr.
Name:	Donald P. Lofe, Jr.
Title:	EVP & CFO
Date:.

FSA PORTFOLIO MANAGEMENT, INC.

/s/ Roger K. Taylor
Name:	Roger K. Taylor
Title:
Date:.